UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2023

Eterna Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 9, 2023, Eterna Therapeutics Inc., a Delaware corporation (the “Company”), notified The Nasdaq Stock Market LLC (“Nasdaq”) that, because of the resignations from the Company’s Board of Directors (the “Board”) of Brant C. Binder and Richard W. Wagner, as disclosed in Item 5.02 of this Current Report on Form 8-K, the Company no longer complied with Nasdaq Listing Rule 5605(b)(1), which requires that a majority of the Board be composed of independent directors.  Additionally, because Mr. Binder and Dr. Wagner had been two of the three members on the Board’s audit committee and compensation committee, the Company notified Nasdaq that the Company no longer complied with Nasdaq Listing Rules 5605(c)(2) and 5605(d)(2), respectively, which requires that the audit committee and the compensation committee consist of at least three members and two members, respectively, each of whom satisfies the applicable independence standards required to serve on such committees.

On August 10, 2023, the Company received a notification from Nasdaq, confirming that, for the reasons described above, the Company no longer complies with Nasdaq’s independent director, audit committee and compensation committee requirements contained in Nasdaq Listing Rule 5605.  As set forth in such notification, Nasdaq advised the Company that, under the Nasdaq Listing Rules, the Company has 45 calendar days to submit a plan to regain compliance, and, if the Company’s plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from August 10, 2023 to evidence compliance.

The Company is working to submit to Nasdaq a compliance plan within the 45 calendar-day-period described above. Additionally, the Company is working diligently to cure this non-compliance and is actively searching for candidates to fill the vacancies on the Board and its audit and compensation committees.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2023, Dr. Matthew Angel resigned from the Board and as the Company’s President and Chief Executive Officer, and a copy of Dr. Angel’s resignation letter (the “Angel Letter”) is filed as Exhibit 17.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.  As set forth in the Angel Letter, Dr. Angel indicated that he resigned due to actions taken by the Board that Dr. Angel deemed to “segregate [the Company’s CEO] from the process of negotiating or influencing, on behalf of the Company […] the outreach, evaluation, development and preliminary negotiations of all potential business development opportunities”, as well as to establish a Transaction Committee consisting of three independent Board members to “directly conduct: […] the outreach, evaluation, development and preliminary negotiations of all potential business development activities”, which committee Dr. Angel considered to have “assumed primary responsibility for negotiating key material agreements on behalf of the Company”, which in Dr. Angel’s view, would have affected the independence of such Board members.  Subsequently, following discussions with certain members of the Board and management, Dr. Angel indicated to the Company on August 8, 2023 that he would rescind his resignation.

On August 8, 2023, Mr. Brant C. Binder and Dr. Richard W. Wagner resigned from the Board, including from the audit and compensation committees thereof, of which they were two of three members, as well as from the Transaction Committee referenced in the Angel Letter.  The Board is currently composed of Mr. William Wexler and Dr. Gregory Fiore.

At a meeting of the Board on August 9, 2023, the Board reappointed Dr. Angel as the Company’s President and Chief Executive Officer (principal executive officer) on the same terms on which Dr. Angel served immediately prior to his resignation.  All of such terms, together with the information required by Items 401(b), (d), (e) and 404(a) of Regulation S-K, have been previously reported by the Company in its Definitive Proxy Statement on Schedule 14A and in its Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 5, 2023 and July 13, 2023, respectively.

Exhibit Number	Description
17.1	Dr. Angel Resignation Letter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eterna Therapeutics Inc.

Dated: August 10, 2023	By:	/s/ Matthew Angel
Chief Executive Officer and President